Exhibit 99.1

SOC Telemed Announces Two Healthcare Industry Leaders Joining Board of Directors

Mr. Gyasi Chisley and Dr. Chris Gallagher round out additions to a growing board

Reston, VA – May 10, 2021 – SOC Telemed (“SOC”), the largest national provider of acute care telemedicine, today announced two additions to its Board of Directors, bringing the total number of directors to nine.

The two newest members of the board are Mr. Gyasi C. Chisley, former President and Chief Executive Officer, Hospitals and Clinics at Cancer Treatment Centers of America Global, Inc. and Dr. Chris Gallagher, President of SOC Telemed’s recently acquired Access Physicians.

“We are proud to announce that the SOC Telemed Board of Directors is stronger than ever with the addition of these two leaders who have dedicated their careers to improving healthcare and addressing health inequities,” said John Kalix, CEO of SOC Telemed. “Gyasi is a proven leader in healthcare with diverse experience leading healthcare organizations, managed care and hospital administration. Chris is a thought leader in the space of acute care telemedicine and brings an additional clinical voice and strong entrepreneurial perspective to the board. These are two well-qualified leaders fully prepared to help SOC guide its course.”

Joining the Board in May 2021, Mr. Chisley brings rich experience as former President and Chief Executive Officer, Hospitals and Clinics at Cancer Treatment Centers of America Global, Inc., which includes the Cancer Treatment Centers of America Comprehensive Cancer Care Network of hospitals and Outpatient Care Centers. Previously, Mr. Chisley served as Chief Strategy Officer and Senior Vice President, Strategy and Payment Policy/Innovation for UnitedHealthcare from 2016 to 2019. Prior to UnitedHealthcare, Chisley served as CEO for Methodist Healthcare and Senior Vice President for Methodist Le Bonheur Healthcare in Memphis. In these roles he established a vision for fiscal growth, and a continuum of care and culture approach for two acute sites and long-term care facilities, while aligning physicians’ practices and clinics. He also held various senior leadership roles within the Mercy Health network.

Joining the Board in March 2021, Dr. Chris Gallagher, M.D., FACC, is a board-certified doctor of internal medicine and cardiovascular disease and President of SOC Telemed’s recently acquired Access Physicians. Dr. Gallagher led the growth of Access Physicians as Chief Executive Officer. Prior to his role at Access Physicians, Dr. Gallagher served as the Chief Medical Officer of CHRISTUS Mother Frances Hospital - Sulphur Springs. He trained at UT Southwestern for both his Internal Medicine residency and Cardiology Fellowship and earned his Doctor of Medicine from Texas Tech University School of Medicine. He is a fellow in the American College of Cardiology and member of the American Association of Cardiovascular and Pulmonary Rehabilitation, American Medical Association, and Texas Medical Association.

“I am so pleased to welcome Gyasi and Chris to our Board of Directors. These additions complement our vision for a Board filled with expert voices and unique perspectives, as we guide SOC Telemed’s ongoing evolution,” stated Steve Shulman, Chairman of the Board of Directors. “By adding these two highly respected and seasoned executives, the SOC Board of Directors is better able to provide invaluable guidance in building the future of telemedicine.”

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About SOC Telemed

SOC Telemed (SOC) is the leading national provider of acute telemedicine technology and solutions to hospitals, health systems, post-acute providers, physician networks, and value-based care organizations since 2004. Built on proven and scalable infrastructure as an enterprise-wide solution, SOC’s technology platform, Telemed IQ, rapidly deploys and seamlessly optimizes telemedicine programs across the continuum of care. SOC provides a supportive and dedicated partner presence, virtually delivering patient care through teleNeurology, telePsychiatry, teleCritical Care, telePulmonology, teleCardiology, teleInfectious Disease, teleNephrology, teleMaternal-Fetal Medicine and other service lines, enabling healthcare organizations to build sustainable telemedicine programs across clinical specialties. SOC enables organizations to enrich their care models and touch more lives by supplying healthcare teams with industry-leading solutions that drive improved clinical care, patient outcomes, and organizational health. The company was the first provider of acute clinical telemedicine services to earn The Joint Commission’s Gold Seal of Approval and has maintained that accreditation every year since inception. For more information, visit www.soctelemed.com.

Media Relations:
Lauren Shankman
Trevelino/Keller
lshankman@trevelinokeller.com

Investor Relations:
Bob East or Jordan Kohnstam
Westwicke, an ICR company
SOCIR@westwicke.com
(443) 213-0500